Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

TerraForm Global, Inc.,

Orion US Holdings 1 L.P.

and

BRE GLBL Holdings Inc.

Dated as of March 6, 2017

	TABLE OF CONTENTS	Page

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	3
2.2.	The By-Laws	3

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1.	Directors	3
3.2.	Officers	3

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates	4
4.3.	Treatment of Company Equity Awards	6
4.4.	Adjustments to Prevent Dilution	7

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	7
5.2.	Representations and Warranties of Parent and Merger Sub	28

ARTICLE VI

COVENANTS

6.1.	Interim Operations	32
6.2.	Acquisition Proposals	36
6.3.	Proxy Statement	41
6.4.	Stockholders Meeting	42
6.5.	Cooperation and Approvals	43
6.6.	Access and Reports	45

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6.7.	Stock Exchange Delisting	46
6.8.	Publicity	46
6.9.	Employee Benefits	46
6.10.	Expenses	47
6.11.	Indemnification; Directors’ and Officers’ Insurance	47
6.12.	Takeover Statutes	49
6.13.	Rule 16b-3	49
6.14.	Transaction Litigation	49

ARTICLE VII

CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	50
7.2.	Conditions to Obligations of Parent and Merger Sub	51
7.3.	Conditions to Obligation of the Company	52

ARTICLE VIII

TERMINATION

8.1.	Termination by Mutual Consent	53
8.2.	Termination by Either Parent or the Company	53
8.3.	Termination by the Company	54
8.4.	Termination by Parent	54
8.5.	Effect of Termination and Abandonment	54

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1.	Survival	58
9.2.	Modification or Amendment	58
9.3.	Waiver of Conditions	58
9.4.	Counterparts	58
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	59
9.6.	Notices	60
9.7.	Entire Agreement	61
9.8.	No Third Party Beneficiaries	62
9.9.	Obligations of Parent and of the Company	62
9.10.	Definitions	62
9.11.	Severability	62
9.12.	Interpretation; Construction	63
9.13.	Assignment	63

Annex A	Defined Terms	A-1

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 6, 2017, is by and among TerraForm Global, Inc., a Delaware corporation (the “Company”), Orion US Holdings 1 L.P., a Delaware limited partnership (“Parent”), and BRE GLBL Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into a global settlement agreement with SunEdison, Inc. (“SunEdison”) and the other parties named therein (the “Settlement Agreement”) in the form attached hereto as Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement,  SunEdison, certain affiliates of SunEdison, Parent, Merger Sub and the Company are entering into an agreement (the “Voting and Support Agreement”) in the form attached hereto as Exhibit B, pursuant to which, among other things, SunEdison agrees to take certain actions to support the consummation of the Merger and the other transactions contemplated by this Agreement promptly, including voting any shares of Class A common stock, par value $0.01 per share, of the Company (each, a “Class A Share”) and any shares of Class B common stock, par value $0.01 per share, of the Company (each, a “Class B Share”, and each Class A Share and Class B Share, a “Share” and, collectively, the “Shares”) held by SunEdison or any of its controlled Affiliates (as defined in Section 5.1(a)) in favor of the Merger;

WHEREAS, subject to the terms and conditions of the Settlement Agreement in the form executed on the date of this Agreement (and any amendment thereto entered into with the written consent of Parent), (a) SunEdison will exchange, effective immediately prior to the Effective Time (as defined in Section 1.3) and conditioned on the occurrence of the Effective Time, all of the Class B Units (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of TerraForm Global, LLC (“Terra LLC”), dated and effective as of August 5, 2015, as amended from time to time (the “Terra LLC Operating Agreement”)) held by SunEdison or any of its controlled Affiliates in Terra LLC for Class A Shares representing 25% of the Class A Shares (on a fully-diluted basis, excluding any treasury shares) immediately following such exchange and, as a result of such exchange, immediately prior to the Effective Time and conditioned on the occurrence of the Effective Time, all Class B Shares of the Company shall be automatically cancelled (the “Exchange”); and (b) all outstanding IDRs (as defined in the Terra LLC Operating Agreement) will be cancelled (or, at the Company’s instructions, transferred to Parent or any of its Affiliates) (the “IDR Cancellation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company the Guarantee (as defined in Section 5.2(h)) of the Fund Guarantors (as defined in Section 5.2(h)), dated as of the date of this Agreement, pursuant to which the Fund Guarantors have guaranteed certain obligations of Parent under this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.  The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2.          Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third (3rd) business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.  For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3.          Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.          The Certificate of Incorporation.  The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law.

2.2.          The By-Laws.  The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.          Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, constitute the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2.          Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.          Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)           Merger Consideration.  Each Class A Share issued and outstanding immediately prior to the Effective Time (other than (i) Class A Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, Class A Shares owned by the Company and Hook Shares (as defined below), and in each case not held on behalf of third parties, and (ii)  Class A Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”), but including any Company Restricted Shares that become vested pursuant to Section 4.3(a)) shall be converted into the right to receive $5.10 per Class A Share in cash, without interest thereon (the“Per Share Merger Consideration”).  At the Effective Time, all of the Class A Shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Class A Shares (other than Excluded Shares), each book-entry account formerly representing any non-certificated Class A Shares held in registered form on the books of the Company’s transfer agent immediately prior to the Effective Time (other than Excluded Shares) (each, an “Uncertificated Share”) and each book-entry account formerly representing Class A Shares held through a clearing corporation (other than Excluded Shares) (each, a “Book-Entry Share”), shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)           Cancellation or Conversion of Excluded Shares.  Each Excluded Share (other than any Hook Shares) shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).  Each Class A Share held immediately prior to the Effective Time by any direct or indirect wholly-owned subsidiary of the Company that is taxable as a corporation (each a “Hook Share”, and collectively the “Hook Shares”), if any, shall be converted into such number of shares of common stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in the Company immediately prior to the Effective Time.

(c)           Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Class A common stock, par value $0.01 per share, of the Surviving Corporation.

4.2.          Exchange of Certificates.

(a)           Paying Agent.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Class A Shares (including any Company Restricted Shares that become vested pursuant to Section 4.3(a)), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”).  The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration for all Class A Shares (other than the Excluded Shares) as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b)           Exchange Procedures.  Promptly after the Effective Time (and in any event within two (2) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Class A Shares (other than holders of Excluded Shares, but including holders of any Company Restricted Shares that become vested pursuant to Section 4.3(a)) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares or Uncertificated Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent or transfer of the Book-Entry Shares or Uncertificated Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or the transfer of the Book-Entry Shares or Uncertificated Shares, in each case, to the Paying Agent in exchange for the Per Share Merger Consideration.  Upon surrender to the Paying Agent of Class A Shares (other than Excluded Shares, but including any Company Restricted Shares that become vested pursuant to Section 4.3(a)) by physical surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or, with respect to any Book-Entry Shares or Uncertificated Shares, by book-receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in connection with the transfer of such Book-Entry Shares or Uncertificated Shares, in accordance with the terms of such letter of transmittal, duly executed, or, with respect to any Book-Entry Shares held through The Depository Trust Company (“DTC”), in accordance with DTC’s customary procedures and such other procedures as agreed by the Company, Parent, the Paying Agent and DTC, the holder of such Certificate or Book-Entry Shares or Uncertificated Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Class A Shares that such Certificate represented immediately prior to the Effective Time (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or the number of Book-Entry Shares or Uncertificated Shares owned immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered or ledger entry relating to such former Book-Entry Shares or Uncertificated Shares shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of Class A Shares (other than Excluded Shares).  In the event of a transfer of ownership of any certificated Class A Share that is not registered in the transfer records of the Company, the Per Share Merger Consideration to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Class A Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.  Payment of the Per Share Merger Consideration with respect to any Book-Entry Shares or Uncertificated Shares shall only be made to the Person (as defined in Section 4.2(d)) in whose name such Book-Entry Shares or Uncertificated Shares were registered in the stock transfer books of the Company immediately prior to the Effective Time.

(c)           Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Class A Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the aggregate Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article IV.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Class A Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for delivery of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or Book-Entry Shares, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Class A Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(e)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver to such Person the aggregate Per Share Merger Consideration to which such Person is entitled pursuant to this Article IV (after giving effect to any required Tax withholdings) based upon the number of Class A Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration, to be paid by check in immediately available funds.

(f)            Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Class A Shares owned immediately prior to the Effective Time by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL.  Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Class A Shares owned by such Dissenting Stockholder.  The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)           Withholding Rights.  Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment and, in the case of Company Restricted Shares, with respect to the vesting of such Company Restricted Shares pursuant to Section 4.3(a), under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law.  To the extent that amounts are so withheld by the Paying Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by the Paying Agent, Parent, Merger Sub or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be.

4.3.          Treatment of Company Equity Awards.

(a)           Treatment of Company Restricted Shares.  At the Effective Time, any vesting conditions applicable to each restricted stock award (a “Company Restricted Share”) outstanding immediately prior to the Effective Time under the Company’s 2014 Long-Term Incentive Plan (the “Stock Plan”) shall, automatically and without any required action on the part of the holder thereof, be deemed satisfied in full.

(b)           Treatment of Company RSUs.  At the Effective Time, (A) any vesting conditions applicable to each restricted stock unit (a “Company RSU”) outstanding immediately prior to the Effective Time under the Stock Plan, shall, automatically and without any required action on the part of the holder thereof, be deemed satisfied in full, and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as reasonably practicable after the Effective Time, an amount in cash equal to (x) the number of Class A Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)           Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company Restricted Shares and Company RSUs (collectively, the “Company Equity Awards”) pursuant to Sections 4.3(a) and 4.3(b).  The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

4.4.          Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.          Representations and Warranties of the Company.  Except as set forth in the Company Reports (as defined in Section 5.1(e)) filed with or furnished to the SEC prior to the date of this Agreement (without giving effect to any amendment or supplement to any such Company Reports filed on or after the date of this Agreement and excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or in the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)           Organization, Good Standing and Qualification.  The Company is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.1(i)) of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below).  The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date of this Agreement.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which (aa) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (bb) a general partner interest or (cc) a managing member interest, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person (and, for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise), and (iii) “Company Material Adverse Effect” means any change, event, effect, circumstance or development that, individually or taken together with other changes, events, effects, circumstances or developments, has a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is or would be reasonably likely to be a Company Material Adverse Effect:

(A)         any changes in the general economic or political conditions or the securities, credit, currency or other financial markets in general, in each case in the United States or other countries in which the Company or any of its Subsidiaries conducts operations or any changes that are the result of civil unrest, escalation of hostilities or acts of war, terrorism or sabotage;

(B)          any changes that are the result of factors generally affecting any international, national or regional industry (including the renewable energy industry and the electric generating industry) or market (including any wholesale markets for electric power) in which the Company or any of its Subsidiaries operates, including any changes in legal, political or regulatory conditions impacting any tax or other incentive programs for the renewable energy industry;

(C)          any economic changes in any market for commodities or supplies, including electric power, used in connection with the business of the Company or any of its Subsidiaries;

(D)         any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, regulators, lenders or other financing sources or service providers caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(E)          any changes or proposed changes in any Law or accounting principles or reporting standards applicable to the Company or any of its Subsidiaries or the enforcement or interpretation thereof after the date of this Agreement;

(F)          any changes or effects resulting from the entry into or the performance of obligations required by this Agreement, including any actions taken by the Company or its Subsidiaries which Parent has expressly requested in writing;

(G)          any change in the Company’s credit ratings, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such change (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect;

(H)          any changes that arise out of or relate to the identity of Parent or any of its Affiliates as the acquirer of the Company;

(I)           any changes or effects resulting from or in connection with the filing, pendency or administration of the case in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) captioned In re SunEdison, Inc., Case No. 16-10992 (the “SunEdison Bankruptcy Case”), including, to the extent resulting from or in connection with the SunEdison Bankruptcy Case, any litigation, any failure by SunEdison and its Affiliates that are debtors or debtors-in-possession in the SunEdison Bankruptcy Case (the “Debtors”) to comply with any agreement (other than, following the date of this Agreement, the Settlement Agreement, the Voting and Support Agreement, any other agreement entered into in connection with the Merger or the other transactions contemplated by this Agreement to which SunEdison or any other Debtor will be a party and any other agreement that Parent agrees in writing will remain in effect following the Effective Time (collectively, the “SunEdison Related Agreements”)) entered into or existing between a Debtor, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or the rejection of any such agreement (other than any SunEdison Related Agreement) in the SunEdison Bankruptcy Case;

(J)           any changes or effects resulting from (i) any failure or delay by the Company in filing or furnishing any forms, statements, certifications, reports or other documents required to be filed with or furnished to the SEC (as defined in Section 5.1(e)) pursuant to the Exchange Act (as defined in Section 5.1(d)(i)) or Securities Act (as defined in Section 5.1(e)), or (ii) any failure or delay by the Company in complying with the applicable listing and corporate governance rules and regulations of the NASDAQ, in case of each of clauses (i) and (ii), as a result of any delay in preparing audited financial statements for the fiscal year ending December 31, 2016 or unaudited quarterly financial statements for the third quarter of the fiscal year ending December 31, 2016 or for any quarter of the fiscal year ending December 31, 2017; provided that the exception in this clause shall not prevent or otherwise affect any determination that any change, effect, circumstance or development that caused or contributed to such failure or delay (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect; provided, further, that the exception in this clause shall not apply to any change, effect, circumstance or development (to the extent not otherwise excluded) resulting from or arising out of any acceleration of the maturity of any indebtedness of the Company or any of its Subsidiaries as a result of matters to which this clause otherwise applies;

(K)         any changes resulting from the entry into or the performance of SunEdison’s obligations required by the Settlement Agreement;

(L)          any litigation or threat of litigation arising from allegations of any breach of fiduciary duty by the board of directors of the Company or violation of Law by the board of directors of the Company in connection with this Agreement or the Merger;

(M)         any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues, earnings, cash available for distribution or earnings before interest, tax, depreciation and amortization for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such failure (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect; and

(N)          a decline in the price of the Company common stock on the NASDAQ, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such decline (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect;

except, with respect to clauses (A), (B), (C) and (E), to the extent such changes, events, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes, events, circumstances or developments have on other similarly situated companies in the renewable energy or electric generating industry in the jurisdictions in which the Company and its Subsidiaries operate.  In determining whether any changes resulting from or arising out of any weather-related or other force majeure event or outbreak (including any hurricane, monsoon, tsunami, tornado, earthquake, flood or other natural disaster) constitute or would be reasonably likely to constitute, individually or taken together with other changes, events, effects, circumstances or developments, a Company Material Adverse Effect, all insurance policies maintained with respect to the assets that are affected by such events shall be taken into account.

(b)           Capital Structure.

(i)            The authorized capital stock of the Company consists of (i) 2,750,000,000 Class A Shares, of which 113,013,940 Class A Shares (which includes 4,648,734 Company Restricted Shares) were outstanding as of the close of business on March 1, 2017, (ii) 200,000,000 Class B Shares, of which 61,343,054 Class B Shares were outstanding as of the close of business on March 1, 2017, (iii) 550,000,000 shares of Class B1 common stock, par value $0.01 per share, none of which were outstanding as of the close of business on March 1, 2017, and (iv) 50,000,000 shares of Preferred Stock, par value $0.01 per share, none of which were outstanding as of the close of business on March 1, 2017.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of the close of business on March 2, 2017, 262,225 Class A Shares were held by the Company in its treasury and no other Shares or Preferred Stock was held by the Company in its treasury.  No Subsidiary of the Company owns any shares of capital stock of the Company.  Other than 9,158,743 Class A Shares reserved for issuance under the Stock Plan and 61,343,054 Class A Shares reserved for issuance upon the exchange of Class B Units (as defined in the Terra LLC Operating Agreement), as of the close of business on March 1, 2017, the Company has no Shares reserved for issuance.  Except as set forth above, the Company does not have any shares of capital stock or other voting securities issued or outstanding, other than Shares that have become outstanding since March 1, 2017 pursuant to the Exchange or the exercise of Company Equity Awards, which were reserved for issuance as set forth above.  Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of all Company Equity Awards outstanding as of the close of business on March 1, 2017, including the number of Shares subject to each Company Equity Award and its vesting schedule.  Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to (x) issue or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for, acquire or receive payments determined by reference to the value of any equity securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (y) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.  Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  As of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  As of the close of business on March 2, 2017, the unrestricted cash and cash equivalents of the Company and its Subsidiaries are in excess of $620,000,000.

(ii)           Section 5.1(b)(ii)(A) of the Company Disclosure Letter sets forth as of the date of this Agreement (x) each of the Company’s Subsidiaries, its place of organization and the ownership interest of the Company in each such Subsidiary, as well as, to the Company’s Knowledge (as defined in Section 5.1(g)), the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  Except as set forth in Section 5.1(b)(ii)(B) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries owned directly or indirectly by the Company is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), other than any (i) obligations imposed under this Agreement, (ii) restrictions under applicable securities laws, and (iii) obligations imposed on the shareholders or members of any Subsidiary of the Company under the applicable certificate of incorporation and by-laws or comparable governing documents.  Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to (x) issue or sell any shares of capital stock or other equity securities of any Subsidiary of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of any Subsidiary of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (y) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(iii)          There are no voting agreements, voting trusts, stockholder agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

(c)           Corporate Authority; Approval and Fairness.

(i)            The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to (x) adoption of this Agreement by the holders of a majority of the total voting power of the outstanding Shares entitled to vote on such matter and (y) approval of this Agreement and the transactions contemplated by this Agreement by the holders of a majority of the outstanding Class A Shares entitled to vote on such matter other than SunEdison, Parent and their respective Affiliates, in each case at a stockholders’ meeting duly called and held for such purpose (clauses (x) and (y) together and taking into account any obligation to obtain such adoption and approval with respect to modifications to this Agreement or the terms of the transactions contemplated by this Agreement, the “Requisite Company Vote”), to perform its obligations under this Agreement and to consummate the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)           The board of directors of the Company (acting upon the unanimous recommendation of the Corporate Governance and Conflicts Committee of the board of directors of the Company) has, by the unanimous vote of all directors voting on the matter, (A)  determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement and resolved to recommend the holders of Shares give the Requisite Company Vote (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and approval and (C) received the opinion of each of its financial advisors, Centerview Partners and Greentech Capital Advisors, to the effect that the Per Share Merger Consideration to be received by the holders of the Class A Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders (other than Parent and its Subsidiaries).  It is understood and agreed that such opinions are for the benefit of the Company’s board of directors and may not be relied upon by Parent or Merger Sub.

(d)           Governmental Filings and Approvals; No Violations; Certain Contracts.

(i)            Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any applicable foreign or state securities or blue sky laws, (C) under applicable NASDAQ rules, and (D) disclosed in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic, foreign or supranational governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental or quasi-governmental entity or arbitral body or NASDAQ (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement, except those the failure to make or obtain of which would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

(ii)           The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) assuming the consents or waivers set forth in Section 5.1(d)(ii) of the Company Disclosure Letter are obtained, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default or loss of a benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether written or oral (each, a “Contract”) binding upon the Company or any of its Subsidiaries, or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, loss, creation, acceleration or change that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (disregarding the exceptions set forth in clauses (D), (F), (H) and (K) of the definition thereof) or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.  Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a list of Material Contracts (as defined in Section 5.1(j)(i)) as of the date of this Agreement pursuant to which consents or waivers are or may be required prior to consummation of the Merger and the other transactions contemplated by this Agreement.

(e)           Company Reports; Internal Controls; Financial Statements.

(i)            Except as disclosed in Section 5.1(e)(i)(A) of the Company Disclosure Letter, the Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since July 31, 2015 (the forms, statements, certifications, reports and documents filed or furnished since July 31, 2015 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”).  Except as disclosed in Section 5.1(e)(i)(B) of the Company Disclosure Letter, each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder, applicable to the Company Reports.  Except as disclosed in Section 5.1(e)(i)(C) of the Company Disclosure Letter, as of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.Except as disclosed in Section 5.1(e)(i)(D), the Company has made available to Parent all correspondence with the SEC since July 31, 2015 and, as of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to any of the Company Reports.

(ii)           (A) The Company maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (B) the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iii)          Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications were true and correct on the date such certifications were made.  For purposes of this Section 5.1(e)(iii) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.  Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(iv)          Except for matters resolved prior to the date hereof, since July 31, 2015, (i) none of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers, employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the chief executive officer or general counsel of the Company in accordance with Section 307 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(v)           (A) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) (x) complies as to form in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will comply as to form in all material respects, with the published rules and regulations of the SEC (including all applicable accounting rules) and (y) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (B) each of the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) (x) complies as to form in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will comply as to form in all material respects, with the published rules and regulations of the SEC (including all applicable accounting rules) and (y) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end or other audit adjustments), in each case in this clause (v) in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”), except as may be noted therein.

(f)            Absence of Certain Changes.  Other than in connection with the transactions contemplated by this Agreement and as set forth in Section 5.1(f) of the Company Disclosure Letter, (x) since December 31, 2015 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses, (y) since December 31, 2015 there has not been any change in the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement and (z) since December 31, 2015 through the date of this Agreement, none of the Company or its Subsidiaries have taken any action that, if taken after the date of this Agreement, would result in a breach of any of the covenants set forth in clauses (iii), (vii) or (xiv) of Section 6.1(a).

(g)           Litigation and Liabilities. (i) There are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries.

(ii)           Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) as of March 31, 2016, (B) incurred in the ordinary course of business since March 31, 2016, (C) incurred in connection with this Agreement, (D) incurred in connection with the Settlement Agreement, or (E) that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge, after a reasonable investigation, of those Persons set forth in Section 5.1(g) of the Company Disclosure Letter, which for the avoidance of doubt, shall include such knowledge of such Persons with respect to the period during which the businesses, properties, assets and obligations currently held by the Company and its Subsidiaries were held by SunEdison and its Subsidiaries other than the Company.

(h)           Employee Benefits.

(i)            Section 5.1(h)(i) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each Company Plan sponsored or maintained by the Company and each material Company Plan sponsored or maintained by any Subsidiary of the Company or pursuant to which the Company or any of its Subsidiaries contributes, is required to contribute or may have any liabilities.  For purposes of this Agreement, “Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries contributes, is required to contribute to or may have any liabilities.  Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”, and such plans, “ERISA Plans”), employment, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(ii)           With respect to each Company Plan sponsored or maintained by the Company and each material Company Plan sponsored or maintained by any Subsidiary of the Company or pursuant to which the Company or any of its Subsidiaries contributes, is required to contribute or may have any liabilities, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the Company Plan document, including any amendments thereto, (2) a written description of such Company Plan if such plan is not set forth in a written document, and (3) the most recently prepared actuarial report.  Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Company Plan (other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”)) is in compliance with its terms and applicable Laws, including ERISA and the Code.

(iii)          With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the most recent summary plan description together with any summaries of all material modifications thereto, and (2) the most recent Internal Revenue Service (“IRS”) determination or opinion letter.  Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan.  With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(iv)          Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, neither the Company nor any ERISA Affiliate has or is expected to incur any liability under Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company or any ERISA Affiliate.  With respect to each Company Plan that is subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status, (2) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (“PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries and (3) the PBGC has not instituted proceedings to terminate any such Company Plan.  For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(v)           With respect to any Multiemployer Plan contributed to by the Company or any ERISA Affiliate, neither the Company nor any ERISA Affiliate has incurred any material withdrawal liability under Title IV of ERISA that remains unsatisfied or could reasonably be expected to incur any such liability.

(vi)          Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will, either alone or in combination with another event, (1) entitle any employee of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any Law), (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, (3) result in any payment that would be an “excess parachute payment” under Section 280G of the Code or (4) limit the ability of Parent and its Subsidiaries to merge, amend or terminate any Company Plans.  The Company and its Subsidiaries are not required to provide any gross-up, indemnification, reimbursement or other additional payment in respect of any Tax, interest or penalty related thereto.

(vii)         All Company Plans that are maintained outside the jurisdiction of the United States or cover any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States (each such plan, a “Non-U.S. Benefit Plan”) comply with applicable local Law and, to the extent intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except in each case as would not be likely to have a Company Material Adverse Effect. Except as would not be likely to have a Company Material Adverse Effect, each Non-U.S. Benefit Plan has assets or book reserves, as applicable (determined, in each case, in accordance with applicable funding standards, International Financial Reporting Standards or other applicable accounting principles) that are sufficient to provide for the payment of the relevant benefits.

(i)            Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been since July 31, 2015, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.  As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.  The Company and each of its Subsidiaries has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to own, lease and operate their properties and assets and conduct their businesses as presently conducted, except those the absence of which would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.All Licenses of the Company and its Subsidiaries are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such License, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw, modify or decline to renew any such License, in each case, except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(j)            Material Contracts and Government Contracts.

(i)            Except for this Agreement, any Contracts filed as exhibits to or incorporated by reference into the Company Reports and any Contracts listed in Section 5.1(j)(i) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:

(A)         that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K under the Securities Act;

(B)          containing covenants binding upon the Company or its Subsidiaries that materially restrict, or purport to materially restrict, the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict, or purport to materially restrict, the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area or which grant “most favored nation” or similar status that, following the Merger, would apply to Parent and its Subsidiaries;

(C)          with any Person which provides operating and maintenance, asset management or other similar project-level services to the Company or any of its Subsidiaries, that involved payments by the Company or any of its Subsidiaries during either of the years ended December 31, 2015 or December 31, 2016 in excess of $300,000 in the aggregate or that is expected to do so during the year ending December 31, 2017;

(D)          for the purchase of power from the Company or any of its Subsidiaries;

(E)          providing for indemnification by the Company or any of its Subsidiaries of any Person, except for Contracts entered into in the ordinary course of business;

(F)          between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, other than Contracts that will be rejected or terminated as of the Effective Time pursuant to the Settlement Agreement;

(G)          that is a stockholder or investor rights, registration rights or similar agreement;

(H)          evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries to any third party or any guarantee by the Company or any of its Subsidiaries of any such indebtedness of a third party;

(I)           that is a joint venture agreement, joint operating agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses;

(J)           that (i) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets or (ii) grants any rights of first refusal or option to purchase or otherwise acquire any interest in any of the properties or assets owned by the Company or its Subsidiaries, in each case that have a fair market value or purchase price of more than $1 million;

(K)          that by its terms requires aggregate payments (which, for the avoidance of doubt, shall not include any advisory or similar engagements) by or to the Company or any of its Subsidiaries in excess of $300,000 in any fiscal year period (other than any Insurance Policies);

(L)          that relates to the acquisition (whether by merger, consolidation, acquisition of stock or otherwise) of any interest in any Person or any business, line of business or division thereof, or a material portion of the assets of any Person that has not yet been consummated or that has continuing material obligations;

(M)         that grants a material Lien.

Each such Contract described in clauses (A) through (M), whether entered into before or after the date of this Agreement, is referred to herein as a “Material Contract”.

(ii)           Except for expirations or terminations in the ordinary course of business in accordance with the terms of such Material Contracts, each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for such failures to be valid and binding or to be in full force and effect and enforceable as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  There is no default under any such Material Contracts by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in each case except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(k)           Real Property.

(i)            With respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title (or, in any jurisdiction other than the United States, substantially similar ownership title) to the Owned Real Property, free and clear of any material Encumbrance, and (B) there are no outstanding material options or material rights of first refusal to purchase any Owned Real Property, or any material portion of the Owned Real Property or material interest therein.

(ii)           With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breach, default, termination, modification, acceleration or repudiation that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii)          Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid and enforceable right to use any real property that is used in the business but is not Owned Real Property or Leased Real Property.

(iv)          For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of an asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable for which adequate accruals or reserves have been established; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; and (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l)            Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m)          Environmental Matters. Except as disclosed in Section 5.1(m) of the Company Disclosure Letter:

(i)            the Company and its Subsidiaries are, and since the formation of the Company have been, in compliance with all Environmental Laws applicable to the ownership or operation of its business except for such noncompliance as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(ii)           the Company and its Subsidiaries possess, and are, and since the formation of the Company have been, in compliance with, all permits, licenses, registrations, identification numbers, authorizations and approvals (each an “Environmental Permit”) required under applicable Environmental Laws for the ownership or operation of their businesses as conducted at the relevant time, and all such Environmental Permits are valid and in good standing and no action is pending or, to the Knowledge of the Company, threatened to revoke, suspend or modify any such Environmental Permit, in each case other than as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iii)          neither the Company nor any of its Subsidiaries has received any written claim, notice of violation, citation or government inquiry concerning any violation or alleged violation of any applicable Environmental Law or Environmental Permit since the formation of the Company, or that otherwise remains unresolved, except for matters that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iv)          there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with any Environmental Law or Environmental Permit except for matters that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(v)           to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Substance in violation of or that would reasonably be expected to give rise to liability of or a claim (including any toxic tort claim) against the Company or any of its Subsidiaries under any Environmental Law or Environmental Permit, other than as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

As used in this Agreement, (i) “Environmental Law” means any applicable law, regulation, code, rule, directive, binding decision, order, judgment, decree or injunction issued by any Governmental Entity concerning (a) the protection of the environment (including air, water, soil, natural resources and endangered or protected species) or, as it relates to exposure to hazardous or toxic materials, human health and safety or (b) the use, storage, handling, Release or disposal of Hazardous Substances, in each case as presently in effect; (ii) “Hazardous Substance” means any substance, material or waste presently listed, defined, designated or classified as hazardous, toxic or radioactive or words of similar import under any Environmental Law; and (iii) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

(n)           Taxes.  The Company and its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (b) have paid all material Taxes (as defined below) required to be paid by any of them, whether or not shown as due on such filed Tax Returns, including any material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, other than any Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and (c) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.  As of the date of this Agreement, there are not, to the Knowledge of the Company, any unresolved questions or claims concerning a material Tax liability of the Company or any of its Subsidiaries (other than those specifically disclosed in the Company Reports).  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any agreements or arrangements (i) exclusively between or among the Company and its wholly-owned Subsidiaries or (ii) with third parties made in the ordinary course of business, the primary subject matter of which is not Taxes).  Neither the Company nor any of its Subsidiaries (i) has been a member of a U.S. affiliated, consolidated, combined or unitary group other than one of which the Company (or, prior to August 5, 2015, SunEdison) was the common parent or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries, and other than SunEdison with respect to any U.S. consolidated return year of SunEdison ending on or prior to December 31, 2015) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or, to the Knowledge of the Company, foreign Tax law), as a transferee or successor, by contract or otherwise.  No written claim has been made in the past three years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to Tax by such jurisdiction.  Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has been a party to a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or any similar provision of state, local or foreign Tax law).  Terra LLC has made a valid election under Section 754 of the Code and any similar election under any provision of any other Tax law, and such elections will remain in effect through the Effective Time.  Except as provided in Section 5.1(n) of the Company Disclosure Letter, each Subsidiary of the Company is either (i) a partnership or (ii) an entity disregarded as separate from its owner, in each case for U.S. federal income tax purposes.

As used in this Agreement, (i) the term “Tax” (and, with correlative meaning, the term “Taxes”) means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other tax, duty or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” (and, with correlative meaning, the term “Tax Returns”) means any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o)           Labor Matters.

(i)            Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization.

(ii)           As of the date hereof, except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, there is no pending or, to the Company’s Knowledge, threatened strike, lockout, slowdown or work stoppage.

(iii)          Section 5.1(o)(iii) of the Company Disclosure Letter sets forth a correct and complete list of the names, functions and titles of each individual who is employed by the Company as of the date of this Agreement.

(iv)          The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, including Laws relating to terms and conditions of employment, social security governmental pension plans and the proper classification of service providers.

(p)           Intellectual Property.  Except as has not had, and would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or patent applications (collectively, the “Intellectual Property”) used in their respective businesses as currently conducted.  Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of such person, (b) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property of any person, (c) neither the Company nor any of its Subsidiaries has any claim pending of a violation or infringement by others of its rights in or to the Intellectual Property owned by the Company or any of its Subsidiaries, and (d) to the Knowledge of the Company, no person is infringing any Intellectual Property owned by the Company or any of its Subsidiaries.  The Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy and confidentiality of the trade secrets and other confidential information owned by the Company and its Subsidiaries, except where the failure to take reasonable precautions has not had, and would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(q)           Insurance.  All material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers and provide coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets in such amounts and with such deductibles, as are commercially reasonable.  Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any Insurance Policy. The Company and each of its Subsidiaries is in compliance with all conditions contained in the Insurance Policies, except where the failure to so comply would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(r)            Brokers, Finders and Other Advisors.  Neither the Company nor any of its officers, directors or employees has employed any broker, finder or other advisor or incurred any liability for any brokerage fees, commissions or finders’ fees or other transaction advisory fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed (i) Centerview Partners, Greentech Capital Advisors and Alix Partners as its financial advisors and (ii) the legal advisors set forth in Section 5.1(r) of the Company Disclosure Letter.  The Company has made available to Parent true and complete copies of all agreements (including any amendments, waivers or other changes thereto) between the Company (or any of its Subsidiaries) and each of Centerview Partners, Greentech Capital Advisors, Alix Partners and the legal advisors set forth in Section 5.1(r) of the Company Disclosure Letter pursuant to which any such firm would be entitled to any payment relating to the Merger or the other transactions contemplated in this Agreement.

(s)           Anti-Corruption.

(i)            Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, (x) any officers, directors, employees or agents of the Company or any of its Subsidiaries or (y) SunEdison or its agents or Affiliates (solely with respect to the Company, its Subsidiaries or any of their businesses, properties, assets or obligations), has in the past five (5) years, taken any action in violation of any applicable Anti-Corruption Laws or Trade Controls Laws.

(ii)           Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, (x) any officers, directors, employees or agents of the Company or any of its Subsidiaries or (y) SunEdison or its agents or Affiliates (solely with respect to the Company, its Subsidiaries or any of their businesses, properties, assets or obligations), has in the past five (5) years, directly or indirectly, made or authorized any offer, gift, payment or promise of, any money or anything else of value, or provided any benefit to any Government Official for the purposes of (i) influencing any act or decision of such Government Official in his official capacity; (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iii) securing any improper advantage; or (iv) inducing such Government Official to use his or her influence with another Government Official, in order to obtain or retain business or direct any business to the Company or its Subsidiaries.

(iii)          The Company and its Subsidiaries have instituted, maintained and enforced policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws, including the FCPA.

(iv)          Section 5.1(s)(iv) of the Company Disclosure Letter contains a true and complete list of all agents, consultants or partners engaged as of the date of this Agreement for the purpose of interacting with any Governmental Official on behalf of the Company or any of its Subsidiaries.  The Company has made available true and complete copies of all agreements (including any amendments, waivers or other changes thereto) in effect as of the date of this Agreement between the Company (or any of its Subsidiaries) and each such agent, consultant or partner.

As used in this Agreement, (i) “Anti-Corruption Laws” means the FCPA; the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates; (ii) “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); (iii) “Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b) of this definition; and (iv) “Trade Controls Laws” means any applicable statutes, rules, regulations, orders, ordinances, codes, directives or other laws administered by an agency of the U.S. government, or by a non-U.S. government (except to the extent inconsistent with U.S. law), related to export controls and economic sanctions, including the Export Administration Act of 1979, as amended (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. Part 730 et seq.); the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707); regulations and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); Executive Orders of the President of the United States regarding restrictions on trade with designated countries and persons; and applicable laws governing imports and customs, including the U.S. customs regulations at 19 C.F.R. Chapter 1.

(t)            No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article V, neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations.

5.2.          Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)           Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b)           Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated by this Agreement.  Each of Parent and Merger Sub has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (the “Requisite Parent Vote”), which will occur immediately following the execution of this Agreement, and to consummate the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)           Governmental Filings and Approvals; No Violations; Etc.

(i)            Other than the filings, approvals and/or notices pursuant to Section 1.3, under the Exchange Act or any applicable foreign or state securities or blue sky laws or disclosed in Section 7.1(b) of the Company Disclosure Letter (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those the failure to make or obtain of which would not be, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

(ii)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default or loss of a benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), a violation of any Law to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, loss, creation, acceleration or change that would not be, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d)           Litigation.  As of the date of this Agreement, there are no material civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not be, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e)           Available Funds.  Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

(f)            Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g)           Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h)           Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee of Brookfield Infrastructure Fund III-A (CR), L.P., Brookfield Infrastructure Fund III-A, L.P., Brookfield Infrastructure Fund III-B, L.P., Brookfield Infrastructure Fund III-D, L.P. and Brookfield Infrastructure Fund III-D (CR), L.P. (collectively, the “Fund Guarantors”), dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligations under this Agreement (the “Guarantee”).  The Guarantee is in full force and effect and is a legal, valid and binding obligation of each of the Fund Guarantors, enforceable against each Fund Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception.  There is no default under the Guarantee by any Fund Guarantor, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by any Fund Guarantor.

(i)            Solvency.  After giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby, assuming (x) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (y) each of the Company and its Subsidiaries is Solvent immediately prior to the Effective Time and (z) any estimates, projections or forecasts prepared by or on behalf of the Company that have been provided to Parent, Merger Sub or their Representatives have been prepared in good faith based upon assumptions that were reasonable at the time of such estimates, projections or forecasts were prepared.  For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities” of such Person, including “contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(j)            Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information regarding the Company, its Subsidiaries and their respective businesses and operations.  Parent and Merger Sub hereby acknowledge (i) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Parent and Merger Sub are familiar, (ii) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or forward-looking information), and (iii) that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto.Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1.          Interim Operations.

(a)           The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except as (1) set forth on Section 6.1(a) of the Company Disclosure Letter, (2) provided in the Settlement Agreement or (3) otherwise expressly permitted by this Agreement or as required by applicable Laws), the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course of business and, to the extent consistent with the foregoing, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact and maintain existing or satisfactory relations with Governmental Entities and customers, suppliers, service providers, creditors and lessors having significant business dealings with them, and keep available the services of its and its Subsidiaries’ key employees; provided, however, that no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by clauses (i) through (xxi) of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.  Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as required by applicable Law, (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (E) as expressly provided in the Settlement Agreement in the form executed on the date of this Agreement (and any amendment thereto entered into with the written consent of Parent), the Company will not and will not permit its Subsidiaries to:

(i)            adopt any change in its certificate of incorporation or by-laws or other applicable governing instruments, other than ministerial or administrative changes not adverse to the interests of Parent;

(ii)           (1) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, except for any such transactions among wholly-owned Subsidiaries of the Company, or (2) commence or file any petition seeking (x) liquidation, reorganization or other relief under any U.S. Federal, U.S. state or other bankruptcy, insolvency, receivership or similar Law or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;

(iii)          make any acquisition (whether by merger, consolidation, acquisition of stock or assets or otherwise) of any interest in any Person or any business, line of business or division thereof (which for the avoidance of doubt shall not include acquisitions of assets that are covered by clause (iv) below);

(iv)          make any acquisition of assets, properties, operations or projects, other than (A) acquisitions of supplies in the ordinary course consistent with past practice used by the Company and its Subsidiaries in their operations or (B) acquisitions pursuant to Contracts in effect as of the date of this Agreement (copies of which have been made available to Parent);

(v)           (1) issue, sell, pledge, grant, transfer or encumber or otherwise dispose of or redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or profits interests, stock appreciation rights, phantom stock or securities convertible into or exchangeable for, or subscriptions, options, warrants, calls, agreements, arrangements, undertakings, commitments or other rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of shares or interests by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, or (B) the issuance of shares or interests in respect of Company RSUs outstanding as of the date of this Agreement in accordance with their terms and the Stock Plan as in effect on the date of this Agreement or as otherwise permitted under clause (xviii) or (xix) below), or (2) take any action that would result in any adjustment under Section 4.4;

(vi)          make any loans, advances or capital contributions to or investments in any Person (other than among the Company and any direct or indirect wholly-owned Subsidiary of the Company or among the Company’s wholly-owned Subsidiaries);

(vii)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities (except for dividends paid by any direct or indirect Subsidiary to the Company (or any other direct or indirect Subsidiary of the Company) and the other equity holders of such Subsidiary, in each case, on a pro rata basis in accordance with such Subsidiary’s certificate of incorporation or by-laws or other applicable governing instruments and in the ordinary course consistent with past practice) or enter into any agreement with respect to the voting of its capital stock or other equity securities;

(viii)        except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock (or other equity securities) or securities convertible or exchangeable into or exercisable for any shares of its capital stock (or other equity securities) (other than the withholding of shares to satisfy withholding Tax obligations in respect of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plan as in effect on the date of this Agreement);

(ix)           incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly-owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(x)            except for expenditures related to operational emergencies, equipment failures or outages, make or authorize any capital expenditures in excess of $200,000 in the aggregate during any calendar quarter;

(xi)           make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

(xii)          settle any litigation claim or other pending or threatened proceeding by or before a Governmental Entity if such settlement (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $1 million individually or $3 million in the aggregate during any calendar year, net of any amount covered by insurance or third-party indemnification, or (B) with respect to any non-monetary terms or conditions therein, imposes or requires actions that would or would be reasonably likely to have a material effect on the continuing operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing);

(xiii)         except as required by Law (A) make, change or revoke any material Tax election, (B) settle or compromise any audit or proceeding relating to a material amount of Taxes, (C) file any amended Tax Return reflecting a material amount of Taxes, (D) make any change in any material Tax accounting method or (E) enter into any closing agreement relating to a material amount of Taxes;

(xiv)        transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material amount of assets, licenses, operations, rights, product lines or businesses of the Company or its Subsidiaries, including capital stock (or other equity interests) of any such Subsidiaries, other than (A) sales of obsolete assets that are not material and are no longer used in the operation of the business or (B) pursuant to Contracts in effect as of the date of this Agreement (copies of which have been made available to Parent);

(xv)         become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xvi)        (A) other than normal vendor renewals, extensions or replacements or otherwise in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Material Contract or (B) enter into any Contract that, if entered into prior to the date of this Agreement, would qualify as a Material Contract under any of clauses (B) through (M) of Section 5.1(j)(i);

(xvii)       enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement;

(xviii)      except as may be required by applicable Law or pursuant to the terms of any Company Plan in effect on the date of the Agreement, (A) establish, adopt, terminate or materially amend any material Company Plan; (B) grant to any employee or service provider any material increase in base salary, wages, bonuses, incentive compensation or severance, retention or other employee benefits; (C) grant any equity-based awards (whether under the Stock Plan or otherwise); (D) accelerate the time of payment for, or vesting of, any compensation or benefits; or (E) materially change any actuarial or other assumption used to calculate funding obligations or liabilities under any Company Plan;

(xix)         (A) hire any employee or other service provider; provided, however, that the Company and its Subsidiaries shall be permitted to hire employees or engage other service providers to fill existing positions that are or become vacant or positions that are newly created in the ordinary course of business consistent with past practice to the extent that the annual compensation opportunity provided to any such employee or other service provider does not exceed $250,000 and, in the case of service providers other than employees, the duration of engagement does not exceed six months, and the compensation and benefits provided to any such employee or other service provider are consistent with terms previously provided by the Company or its Affiliates in the ordinary course of business; or (B) terminate any employee or other service provider whose annual compensation opportunity exceeds $250,000 other than for cause; or

(xx)          agree, authorize or commit to do any of the foregoing.

(b)           From the date of this Agreement until the Effective Time, except as Parent may approve in writing, the Company will not (i) amend, modify or terminate the Settlement Agreement or seek, move for or support a motion seeking any amendment, modification or termination, other than an amendment or modification that is immaterial and not adverse to Parent, the Company, this Agreement and the transactions contemplated herein, (ii) amend, modify, supplement or terminate the Bankruptcy Court Orders or the forms thereof or otherwise seek, move for or support a motion seeking any such amendment, modification, supplement or termination, other than any amendment, modification or supplement to any of the Bankruptcy Court Orders or the forms thereof that is immaterial and not adverse to Parent, the Company, this Agreement and the transactions contemplated herein or (iii) agree to preserve any Contract pursuant to the Settlement Agreement.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Company may authorize, declare and distribute to holders of Class A Shares, Company Restricted Shares and Company RSUs a dividend of one contingent value right per Class A Share, Company Restricted Share and Company RSU representing such holder’s entitlement to receive its pro rata share of all amounts paid by SunEdison to the Company in respect of any unsecured claims that remain outstanding following the Closing, as contemplated by the Settlement Agreement, net of the out-of-pocket costs to the Company actually incurred pursuing such claims, recovering such amounts and issuing such contingent value rights.

(d)           Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e)           To the extent the condition to Closing set forth in Section 7.2(c) (Litigation Settlement) would not be satisfied, the Company and Parent shall negotiate and consider in good faith an adjustment to, or a deferral of a portion of, the Per Share Merger Consideration so that the net effect of such adjustment will cause the satisfaction of such condition.

(f)            The Company shall keep Parent reasonably informed as to the status of, and give Parent the opportunity to participate in, settlement negotiations relating to the matters set forth in Section 6.1(f) of the Company Disclosure Letter.

6.2.          Acquisition Proposals.

(a)           No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the officers, directors and employees of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)            initiate, solicit or knowingly encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below) or any SunEdison Standalone Acquisition Proposal (as defined in the Voting and Support Agreement); or

(ii)           engage in, continue or otherwise participate in any discussions (other than to request clarification of an Acquisition Proposal that has already been made for purposes of assessing whether such Acquisition Proposal is or would be reasonably likely to result in a Superior Proposal) or negotiations regarding, or provide any non-public information or data to any Person relating to, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or a SunEdison Standalone Acquisition Proposal other than a Permitted SunEdison Proposal (as defined below); or

(iii)          knowingly facilitate any effort or attempt to make any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or a SunEdison Standalone Acquisition Proposal other than a Permitted SunEdison Proposal; or

(iv)          waive, terminate, modify or release any Person (other than Parent and its Affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation, other than a confidentiality or similar agreement with a creditor of SunEdison that does not contain a “standstill” or similar obligation, provided that the Company shall not be required to take, or be prohibited from taking, any action otherwise required or prohibited under this sub-clause (iv) if the board of directors of the Company, or any duly authorized committee thereof, determines in good faith, after consultation with its outside legal counsel, that such action or inaction would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law; or

(v)           execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal or a SunEdison Standalone Acquisition Proposal other than a Permitted SunEdison Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company and its Representatives may (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that did not result from a breach of this Section 6.2 if the Company has received or receives from the Person so requesting such information an executed confidentiality agreement on terms that are not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7); it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal and shall not include any term that would prevent the Company from complying with its obligations under this Agreement (any confidentiality agreement satisfying the criteria of this clause (A) being referred to as an “Acceptable Confidentiality Agreement”); and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously disclosed or provided; and (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal; if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the board of directors of the Company or any duly authorized committee thereof determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company or any duly authorized committee thereof has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal.

(b)           Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company and (ii) any direct or indirect acquisition by any Person or “group” (as defined in the Exchange Act) resulting in, or proposal or offer, which if consummated would result in, any Person or “group” (as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company or of Terra LLC, or assets representing 15% or more of the net revenues, consolidated total assets (including equity securities of its Subsidiaries), CAFD (as defined in the Terra LLC Operating Agreement) or earnings before interest, tax, depreciation and amortization of the Company and its Subsidiaries, taken as a whole, in each case other than the Merger.

“Permitted SunEdison Proposal” means a SunEdison Standalone Acquisition Proposal that (i) is not an Acquisition Proposal and (ii) is not inconsistent with and does not otherwise conflict with this Agreement and the transactions contemplated hereby.

“Superior Proposal” means a bona fide Acquisition Proposal (for purposes of this definition, replacing all references in the definition of “Acquisition Proposal” to “15% or more” with “more than 50%”) that the board of directors of the Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, is reasonably likely to be consummated in accordance with its terms, and would, if consummated, result in a transaction more favorable to all of the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of such transactions contemplated by Section 6.2(d)).

(c)           No Change in Recommendation or Alternative Acquisition Agreement.  Except as set forth in Section 6.2(d), the board of directors of the Company and each committee of the board of directors shall not, and shall not agree or resolve to:

(i)            (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) fail to publicly reaffirm the Company Recommendation within ten (10) business days after Parent so requests in writing if an Acquisition Proposal is pending (provided that Parent shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and once for each material amendment to such Acquisition Proposal), (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend (prior to the earlier of the close of business as of (x) two (2) days prior to the Stockholders Meeting and (y) the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act) against acceptance of such tender offer or exchange offer by the stockholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop-look-and-listen” communication by the board of directors of the Company or any duly authorized committee thereof pursuant to Rule 14d-9(f) under the Exchange Act shall not be prohibited and shall not constitute in and of itself a Change of Recommendation), or (E) approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal or take any action or make any public announcement inconsistent with the Company Recommendation (any action described in this clause (i), a “Change of Recommendation”); or

(ii)           cause or permit the Company to enter into any Alternative Acquisition Agreement, other than an Acceptable Confidentiality Agreement.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company or any duly authorized committee thereof may make a Change of Recommendation (x) following receipt of an Acquisition Proposal after the execution of this Agreement that did not result from a breach of this Section 6.2 and that the board of directors of the Company or any duly authorized committee thereof determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal or (y) solely in response to a material event, development, circumstance, occurrence or change in circumstances or facts, not related to an Acquisition Proposal, and that first occurred following the execution of this Agreement (an “Intervening Event”); in each case referred to in clauses (x) and (y) above, only if the board of directors of the Company or a duly authorized committee thereof determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Change of Recommendation until after the third (3rd) business day following Parent’s receipt of written notice (a “Recommendation Change Notice”) from the Company advising Parent that the board of directors of the Company or a duly authorized committee thereof intends to take such action and specifying the reasons therefor, including in the case of a Superior Proposal the terms and conditions of any Superior Proposal that is the basis of the proposed action by the board of directors of the Company or such duly authorized committee thereof (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquisition Proposal or Superior Proposal shall require a new Recommendation Change Notice and a new three (3) business day period).  In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors or a duly authorized committee thereof shall take into account any changes to the terms of this Agreement proposed by Parent that are written, binding and irrevocable, and if requested by Parent, the Company shall engage in good faith negotiations with Parent regarding any changes to the terms of this Agreement proposed by Parent.

(e)           Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company, or any duly authorized committee thereof, from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the stockholders of the Company), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the stockholders of the Company) shall be deemed to be a Change of Recommendation to the extent it meets the requirements set forth in Section 6.2(c)(i).

(f)            Existing Discussions.  The Company agrees that it and its Subsidiaries and its and their officers, directors and employees will, and that it will instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (including access to any electronic datarooms).  The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2.  The Company also agrees that it will promptly request of each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(g)           Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such inquiry, proposal, offer or request, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

6.3.          Proxy Statement.  (a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).  The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding anything to the contrary in this Section 6.3, prior to filing or mailing the Proxy Statement or any amendment or supplement thereto or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent a reasonable opportunity to review and comment on such document or response and shall consider such comments in good faith and (ii) promptly provide Parent with a copy of all such filings and responses made with the SEC.  The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

(b)           The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  The Company and Parent shall each use its reasonable best efforts to provide responses to the SEC as promptly as reasonably practicable with respect to all comments received on the Proxy Statement from the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

6.4.          Stockholders Meeting.  (a) The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to duly convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement for the purpose of seeking the Requisite Company Vote, regardless of whether the board of directors of the Company or any duly authorized committee thereof determines at any time that this Agreement, the Merger or the other transactions contemplated by this Agreement are no longer advisable, recommends that the stockholders of the Company reject this Agreement, the Merger or the other transactions contemplated by this Agreement, or any other Change of Recommendation has occurred.  The Company shall not postpone or adjourn the Stockholders Meeting except to the extent (1) Parent has consented to such postponement or adjournment in writing, or (2) the Company, acting in good faith after consulting with its outside legal counsel, determines that (i) such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting, (ii) (A) it will not receive proxies sufficient to obtain the Requisite Company Vote, whether or not a quorum is present, or (B) it will not have sufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting, or (iii) such postponement or adjournment is required to comply with applicable Law; provided, that in the case of any postponement or adjournment under clause (ii) above, the date of the Stockholders Meeting shall not be postponed or adjourned by more than an aggregate of fifteen (15) calendar days other than with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).  Subject to Section 6.2 hereof, the board of directors of the Company and any duly authorized committee thereof shall recommend the adoption of this Agreement at the Stockholders Meeting and, unless there has been a Change of Recommendation permitted by and in accordance with Section 6.2(d), shall include the Company Recommendation in the Proxy Statement and shall take all lawful action to solicit such adoption of this Agreement.

(b)           In the event that, at any time after receipt of the Requisite Company Vote, the Per Share Merger Consideration is adjusted on terms not disclosed in any amendment or supplement to the Proxy Statement at least five (5) business days prior to when the Requisite Company Vote was received, the Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to duly convene and hold a new Stockholders Meeting as promptly as practicable following such adjustment for the purpose of seeking the Requisite Company Vote taking into account such adjustment.  The Company shall prepare and file with the SEC, as promptly as practicable following such adjustment, any required supplements and amendments to the Proxy Statement or, if required under applicable Law, a new Proxy Statement in connection with such adjustment.  The obligations of the Company set forth in Section 6.3 and Section 6.4(a) shall apply with respect to such new Stockholders Meeting and each such supplement, amendment or new Proxy Statement.

6.5.          Cooperation and Approvals.  (a) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including (i) the consents and waivers set forth on Section 5.1(d)(i) and Section 5.1(d)(ii) of the Company Disclosure Letter and (ii) the consents or approvals of the Governmental Entities set forth on Section 7.1(b) of the Company Disclosure Letter) in order to consummate the Merger and the other transactions contemplated by this Agreement.  Without limiting the foregoing, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things (including supporting any motions filed by SunEdison), to obtain the Bankruptcy Court Order referred to in Section 7.1(d).  Furthermore, in the event Parent determines to obtain replacement financing in respect of any indebtedness of the Company or any of its Subsidiaries, the Company shall use its reasonable best efforts to cooperate with Parent as necessary in connection with the arrangement of such replacement financing by Parent and its Affiliates as may be customary and reasonably requested by Parent, including by using its reasonable best efforts to obtain customary Lien terminations and releases, as promptly as reasonably practicable after the Effective Time, providing for the release of any Lien imposed on any assets or equity securities of the Company or any of its Subsidiaries in connection with the indebtedness being replaced; provided that Parent shall promptly reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses incurred by them directly or indirectly in connection with any replacement financing, except to the extent such losses arise from the willful misconduct, gross negligence or bad faith of the Company, its Subsidiaries or their respective Representatives; provided, further, that no action shall be required of the Company or its Subsidiaries if any such action shall: (i) unreasonably disrupt or interfere with the business or ongoing operations of the Company and its Subsidiaries; (ii) cause any representation or warranty or covenant contained in this Agreement to be breached unless such breach is waived by Parent; (iii) require the Company or any Subsidiary to pay any commitment or other fee prior to the Closing; (iv) require the Company or any of its Subsidiaries to incur any liability in connection with the replacement financing prior to the Closing; or (v) require the Company or any of its Subsidiaries to approve or execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the replacement financing.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement).  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.  Nothing in this Agreement shall require the Company or any of its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b)           Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and any other transactions contemplated by this Agreement; provided, however, that either party may designate information “for outside counsel only” and, to the extent permitted by applicable Law, either party may redact information related to the value of the transactions contemplated by this Agreement.

(c)           Status.  Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.  Except as required by applicable Law or by the relevant Governmental Entity, neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d)           Competition Matters.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company (in the case of Sections 6.5(d)(i) and 6.5(d)(iii)) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i)            the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Competition Entity”) of non-privileged information and documents requested by any Government Competition Entity or that are necessary, proper or advisable to permit prompt consummation of the transactions contemplated by this Agreement;

(ii)           the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement, including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (B) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Competition Entity giving effect thereto) if, in either case (A) or (B), such action would be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law by any Government Competition Entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement (it being understood that no such action will be binding on the Company or its Subsidiaries unless it is contingent upon the consummation of the Closing); and

(iii)          the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit consummation of such transactions as promptly as practicable.

(e)           Burdensome Condition.  Notwithstanding anything in this Section  6.5 to the contrary, neither the “reasonable best efforts” standard set forth in Section 6.5(a) nor the provisions of Section 6.5(d) shall (A) require Parent or any of its Subsidiaries to, and the Company and its Subsidiaries may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, any requirement, condition, limitation, understanding, agreement or order that would result in or impose a Burdensome Condition or (B) require Parent or any of its Subsidiaries or Affiliates to sell, lease, license or otherwise dispose of, or hold separate, or accept any terms, conditions, liabilities, obligations or commitments with respect to, any of its or their material assets or businesses.  A “Burdensome Condition” shall mean any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon the Company or its Subsidiaries that would be, individually or in the aggregate, reasonably likely to have a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole.

6.6.          Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent and Merger Sub and their officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as reasonably practicable to Parent and Merger Sub all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company or its Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) unreasonably disrupt the operations of the Company or any of its Subsidiaries or (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries (provided that, in each case, the Company shall use commercially reasonable efforts to develop an alternative to providing such information reasonably acceptable to Parent).  All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.          Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.8.          Publicity.  The initial press release regarding the Merger and the other transactions contemplated by this Agreement shall be a joint press release.  Thereafter, the Company and Parent shall consult with and provide each other the opportunity to review and comment upon any press release or other public announcement, or any filing with any third party and/or Governmental Entity, prior to the issuance of any such press release or other public announcement, or the filing of any such filing, with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or public announcement, or file any such filing, prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided that the restrictions in this Section 6.8 shall not apply to any communication regarding a Change of Recommendation.  The Company shall provide Parent the opportunity to review and comment (with such comments being provided as promptly as practicable) upon any communication to be broadly disseminated to the Company’s employees or department or division thereof, or any other communication to the Company’s employees that would be required to be filed with the SEC, in each case relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, and shall not make any such communication prior to such consultation except as may be required by applicable Law.

6.9.          Employee Benefits.  (a) Parent agrees that the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or its Subsidiaries at the Effective Time (the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with (i) base salary or base wage and target annual cash bonus opportunities that are no less favorable than the base salary or base wage and target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those that are provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time.

(b)           Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Affiliates and Subsidiaries, including, for the avoidance of doubt, SunEdison, for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, retiree welfare benefits or to the extent it would result in a duplication of benefits.

(c)           Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10.          Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV.  Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.        Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the Effective Time, each of Parent and the Surviving Corporation agrees that, to the fullest extent that the Surviving Corporation would be permitted under applicable Law, it will indemnify and hold harmless (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent that the Surviving Corporation would be permitted to do so under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final judicial decision from which there is no further right to appeal that such Person is not entitled to indemnification) each present and former director and officer of the Company or any of its Subsidiaries acting in such capacity and each present and former director, officer and employee of the Company or any of its Subsidiaries performing services at the request of the Company or any of its Subsidiaries as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan, in each case determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including those arising out of or related to the Merger and the other transactions contemplated by this Agreement; provided that, absent an actual or potential conflict of interest, in which case such Indemnified Party shall control and appoint its own lead counsel at Parent’s or the Surviving Corporation’s expense, as applicable, Parent and the Surviving Corporation shall be entitled to control and appoint lead counsel for such defense.

(b)           Prior to the Effective Time, the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are substantially equivalent to those in the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are substantially equivalent to those provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are substantially equivalent to those provided in the Company’s existing policies as of the date of this Agreement.  With respect to the insurance policies referred to in this Section 6.11(b), the Surviving Corporation shall not be required to, and, without the prior written consent of Parent, the Company may not, expend for such policies in the aggregate a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Company or the Surviving Corporation, as applicable, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)           If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(d)           The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)           The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or other organizational documents) of the Company or of any Subsidiary of the Company (including the Terra LLC Operating Agreement) or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Merger or any other transaction contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.12.        Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or any other transaction contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13.        Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Shares, Company Equity Awards, and any other equity securities (including derivative securities) pursuant to the Merger and the other transactions contemplated by this Agreement by each individual who is a director or officer of the Company, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.14.        Transaction Litigation.  The Company shall give Parent the opportunity to participate in, review and comment on all material filings or responses to be made by the Company in the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, and no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed; provided that Parent shall not be required to consent to any such settlement that does not include an unconditional release of Parent and Merger Sub).  The Company shall notify Parent promptly of the commencement of any such stockholder litigation of which it has received notice.

ARTICLE VII

Conditions

7.1.          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b)           Regulatory Consents.  The approvals of the Governmental Entities set forth on Section 7.1(b) of the Company Disclosure Letter shall have been obtained without any Burdensome Condition being imposed.

(c)           Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(d)           Bankruptcy Court Order. The Bankruptcy Court shall have entered orders in the forms set forth in Exhibit C, as amended, modified or supplemented with the prior written consent of Parent (the “Bankruptcy Court Orders”) authorizing and approving the entry by SunEdison and any other Debtor party thereto into the Settlement Agreement, the Voting and Support Agreement and any other agreement entered into in connection with the Merger or the other transactions contemplated by this Agreement to which SunEdison or any other Debtor will be a party; provided that the prior written consent of Parent shall not be required with respect to amendments, modifications or supplements to the forms of the Bankruptcy Court Orders that are immaterial and not adverse to Parent, the Company, this Agreement and the transactions contemplated herein.  The Bankruptcy Court Orders shall be in full force and effect and shall be a Final Order.  “Final Order” means an order or judgment of the Bankruptcy Court entered by the clerk of the Bankruptcy Court on the docket in the SunEdison Bankruptcy Case, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, either (i) no stay of such order or judgment shall be in effect, (ii) no motion or application for a stay of such order or judgment shall be filed and pending or such motion or application shall have been denied, or (iii) if a stay of such order or judgment has been granted, then (x) the stay shall have been dissolved or (y) such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order not to be a Final Order.

(e)           Exchange.  The Exchange and the IDR Cancellation shall have occurred.

7.2.          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. (i)  The representation and warranty of the Company set forth in Section 5.1(f)(y) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(b)(i) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(l) (Takeover Statutes) and Section 5.1(r) (Brokers, Finders and Other Advisors)) are not so true and correct unless the matters giving rise to the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect; (iii) the representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date) except for de minimis inaccuracies; (iv) the representations and warranties of the Company set forth in the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(l) (Takeover Statutes) and Section 5.1(r) (Brokers, Finders and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date); and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)           Litigation Settlement.  The matters set forth in Section 7.2(c) of the Company Disclosure Letter shall have been finally dismissed with prejudice or settled in a manner reasonably satisfactory to Parent pursuant to agreements or stipulations containing releases reasonably satisfactory to Parent, and all final approvals of courts or regulatory authorities required for such settlements and releases to become final, binding and enforceable shall have been obtained; provided, however, that in no event shall a settlement of the claim titled Renova Energia, S.A., v. TerraForm Global Inc. et al., Arb. 59/2016/SEC4, pending in the Center for Arbitration and Mediation of the Brazil - Canada Chamber of Commerce, including any claims between Renova and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, relating to or arising out of the allegations therein (the “Renova Claim”) include an aggregate payment by the Company and its Subsidiaries of greater than $3,000,000 (net of any amounts funded directly or indirectly by insurance proceeds).

7.3.          Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties. (i)  The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive office of Parent to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1.          Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent.

8.2.          Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company:

(a)           regardless of whether the Requisite Company Vote has been obtained, if the Merger shall not have been consummated by December 6, 2017 (the “Termination Date”); provided, however, that if the condition to Closing set forth in Section 7.1(a) has not been satisfied or waived on or prior to such date because a new Stockholders Meeting is required to be held in accordance with Section 6.4(b) or if the condition to Closing set forth in Section 7.1(b) or Section 7.2(c) has not been satisfied or waived on or prior to such date, but, in each case, all other conditions to Closing set forth in Article VII (other than any of the foregoing conditions) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Termination Date may be extended by either the Company or Parent to a date not beyond March 6, 2018, and such date, as so extended, shall be the “Termination Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger;

(b)           regardless of whether the Requisite Company Vote has been obtained, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger;

(c)           if the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement or any new Stockholders Meeting called pursuant to Section 6.4(b); or

(d)           if the Settlement Agreement shall have been terminated in accordance with its terms.

8.3.          Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the date of this Agreement, such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true and correct is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after written notice thereof has been given by the Company to Parent and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger.

8.4.          Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent:

(a)           if the board of directors of the Company or any duly authorized committee thereof shall have made and not withdrawn a Change of Recommendation, or

(b)           if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the date of this Agreement, such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true and correct is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after written notice thereof has been given by Parent to the Company and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(b) shall not be available to Parent if Parent or Merger Sub has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Merger.

8.5.          Effect of Termination and Abandonment.  (a)  Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from fraud or any willful material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b)           In the event that this Agreement is terminated:

(i)            by either the Company or Parent pursuant to Section 8.2(a) (and, at the time of such termination pursuant to Section 8.2(a), either of the conditions set forth in Section 7.1(a) and Section 7.1(d) shall not have been met), Section 8.2(c) or Section 8.2(d) and, at the time of such termination, the board of directors of the Company or any duly authorized committee thereof shall not have made and not withdrawn a Change of Recommendation, then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Parent a fee of $8,000,000 (the “Expense Fee”);

(ii)           by either the Company or Parent pursuant to Section 8.2(a) (and, at the time of such termination pursuant to Section 8.2(a), either of the conditions set forth in Section 7.1(a) and Section 7.1(d) shall not have been met), Section 8.2(c) or Section 8.2(d) (provided that, at the time of such termination, the board of directors of the Company or any duly authorized committee thereof shall not have made and not withdrawn a Change of Recommendation) and, in each case, either

(A)          (1)          a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or SunEdison or a substantial portion of its creditors, or any Person shall have publicly announced a bona fide Acquisition Proposal and such Acquisition Proposal shall not have been publicly withdrawn prior to the date of the event giving rise to the applicable right of termination, and

(2)          within twelve (12) months of such termination, (x) the Company or any of its Subsidiaries or SunEdison or any of its Subsidiaries shall have entered into a definitive agreement for an Acquisition Proposal (other than an Excluded Distribution) or (y) there shall have been consummated an Acquisition Proposal (other than an Excluded Distribution) and, in each case, either (I) the other party to such Acquisition Proposal or any of its Affiliates has obtained or will obtain the right to appoint a member of the board of directors of the Company or any other indicia of control, or (II) such Acquisition Proposal would qualify as an Acquisition Proposal if all references to “15% or more” were replaced with “30% or more”, or

(B)          (1)          a bona fide Acquisition Proposal shall have been made by any Person to the Company or any of its Subsidiaries or SunEdison or a substantial portion of its creditors or any Person shall have publicly announced a bona fide Acquisition Proposal, regardless of whether such Acquisition Proposal may have been withdrawn prior to the date of any such termination or the event giving rise to the applicable right of termination, and

(2)          within twelve (12) months of such termination, (x) the Company or any of its Subsidiaries or SunEdison or any of its Subsidiaries shall have entered into a definitive agreement for an Acquisition Proposal (other than an Excluded Distribution) with the Person referred to in sub-clause (B)(1) or any Affiliate of such Person or (y) there shall have been consummated an Acquisition Proposal (other than an Excluded Distribution) with the Person referred to in sub-clause (B)(1) or any Affiliate of such Person and, in each case, either (I) such Person or any of its Affiliates has obtained or will obtain the right to appoint a member of the board of directors of the Company or any other indicia of control or (II) such Acquisition Proposal would qualify as an Acquisition Proposal if all references to “15% or more” were replaced with “30% or more”, then promptly after the earlier of the entry into such definitive agreement for an Acquisition Proposal and the consummation of such Acquisition Proposal, but in no event later than three (3) business days after such entry or such consummation, the Company shall pay to Parent an amount equal to the excess of (x) a termination fee of $30,000,000 (the “Termination Fee”) over (y) any Expense Fee previously paid;

(iii)          by either the Company or Parent pursuant to Section 8.2(a), Section 8.2(c) or Section 8.2(d) and, at the time of such termination, the board of directors of the Company or any duly authorized committee thereof shall have made and not withdrawn a Change of Recommendation, then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Parent the Termination Fee;

(iv)          by either the Company or Parent pursuant to Section 8.2(a) (and, at the time of such termination, the condition set forth in Section 7.2(c) shall not have been met, but all other conditions to Closing set forth in Article VII have been satisfied or waived (except for (x) those conditions that by their nature are to be satisfied at the Closing and (y) the condition set forth in Section 7.2(a), which need not have been met) then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Parent the Expense Fee; or

(v)           by Parent pursuant to Section 8.4(a) and, at the time of such termination, the conditions set forth in Section 7.1(a) or Section 7.1(d) shall not have been met, then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Parent the Termination Fee.

For purposes of this Agreement, (i) “Excluded Distribution” means any plan of reorganization, liquidation, foreclosure, enforcement of creditors’ rights or other distribution to creditors or shareholders of, by or for SunEdison that results in the distribution to the creditors or shareholders of SunEdison of all or substantially all equity securities of the Company or Terra LLC held by SunEdison and its Affiliates, unless such distribution would result in any Specified Person or any “group” (as defined in the Exchange Act) that contains a Specified Person (x) becoming the beneficial owner, directly or indirectly, of 15% of more of any class of equity securities of the Company and obtaining the right to appoint a member of the board of directors of the Company or other indicia of control or (y) becoming the beneficial owner, directly or indirectly, of 30% or more of any class of equity securities of the Company, and (ii) “Specified Person” means any Person who has entered into a confidentiality or similar agreement with the Company in connection with the Company’s strategic review process and submitted an acquisition proposal to the Company on or after December 15, 2016, or any Affiliate of such Person.

Any payments made to Parent pursuant to this Section 8.5(b) shall be made by wire transfer of immediately available funds.  In no event shall the Company be required to pay both the Termination Fee, on the one hand, and the Expense Fee, on the other hand or be required to pay any of the Termination Fee or the Expense Fee on more than one occasion.

(c)           The Company acknowledges that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or the Expense Fee due pursuant to Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee or the Expense Fee set forth in Section 8.5(b) or any portion thereof, the Company shall pay to Parent or Merger Sub its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee or the Expense Fee or such portion thereof at the prime rate of JPMorgan Chase in effect on the date such payment was required to be made through the date of payment.  Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or willful material breach of this Agreement by the Company, in the event that the Termination Fee or the Expense Fee, as the case may be, is payable and actually paid to Parent in accordance with this Section 8.5, the payment of such Termination Fee or Expense Fee and the amounts described in the first sentence of this Section 8.5(c) shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.          Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits),  6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.          Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.          Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of any such rights or any other rights hereunder or under applicable Law.

9.4.          Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.5.          GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such Court declines to accept jurisdiction over a particular matter, any Federal court of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that such courts are an inconvenient forum, or that the venue of such courts may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such a Delaware Court of Chancery or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 shall be valid, effective and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor.  Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of Parent and Merger Sub to pay and the Company’s stockholders’ right to receive the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.  In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.  Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.6.          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

c/o Brookfield Asset Management Inc.
181 Bay Street, Suite 300
Toronto, Ontario M5J 2T3
Attention: Jennifer Mazin
Telephone : (416) 363 9491
Email:  jennifer.mazin@brookfield.com

(with a copy to (which shall not constitute notice)

Cravath, Swaine & Moore LLP
825 Eighth Avenue, New York, NY 10019
Attention:    Richard Hall
Facsimile:       (212) 474-3700
Telephone:   (212) 474-1000
Email:             rhall@cravath.com)

If to the Company:
TerraForm Global, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention: General Counsel
Facsimile: (240) 762-7900
Telephone: (240) 762-7793
Email: ykravtsova@terraform.com

(with a copy to (which shall not constitute notice)
Sullivan & Cromwell LLP,
125 Broad Street, New York, NY  10004
Attention:        Joseph B. Frumkin
                           Brian E. Hamilton
Facsimile:         (212) 558-3588
Telephone:       (212) 558-4000
Email:                 frumkinj@sullcrom.com
                           hamiltonb@sullcrom.com)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); when sent by electronic mail if sent by email; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.          Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Settlement Agreement, the Voting and Support Agreement and the Confidentiality Agreement, dated December 9, 2016, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8.          No Third Party Beneficiaries.  Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.          Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  In furtherance of the foregoing, Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.  Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.        Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11.        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12.        Interpretation; Construction.  (a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)          The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or to one or more covenants contained in Article VI.  Inclusion of any items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be likely to have Company Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

9.13.        Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TERRAFORM GLOBAL, INC.

By:	/s/ Authorized Person
Name:
Title

ORION US HOLDINGS 1 L.P., by its general partner, ORION US GP LLC

By:	/s/ Authorized Person
Name:
Title

BRE GLBL HOLDINGS INC.

By:	/s/ Authorized Person
Name:
Title

ANNEX A

DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	6.2(a)(v)
Acquisition Proposal	6.2(b)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)(v)
Anti-Corruption Laws	5.1(s)(iv)
Bankruptcy and Equity Exception	5.1(c)(i)
Bankruptcy Court	5.1(a)(I)
Bankruptcy Court Order	7.1(d)
Book-Entry Share	4.1(a)
Burdensome Condition	6.5(e)
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)(i)
Charter	2.1
Class A Share	Recitals
Class B Share	Recitals
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Disclosure Letter	5.1
Company Equity Awards	4.3(c)
Company Material Adverse Effect	5.1(a)
Company Plan	5.1(h)(i)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Restricted Share	4.3(a)
Company RSU	4.3(b)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Continuing Employees	6.9(a)
Contract	5.1(d)(ii)
control	5.1(a)
Costs	6.11(a)
D&O Insurance	6.11(b)
Debtors	5.1(a)(I)

Term	Section
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Stockholders	4.1(a)
DTC	4.2(b)
Effective Time	1.3
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)(v)
Environmental Permit	5.1(m)(ii)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plans	5.1(h)(i)
Exchange	Recitals
Exchange Act	5.1(d)(i)
Exchange Agreement	5.1(b)(i)
Exchange Fund	4.2(a)
Excluded Distribution	8.5(b)
Excluded Share	4.1(a)
FCPA	5.1(s)(iv)
Final Order	7.1(d)
Fund Guarantors	5.2(h)
GAAP	5.1(e)(v)
Government Competition Entity	6.5(d)(i)
Government Official	5.1(s)(iv)
Governmental Entity	5.1(d)(i)
Guarantee	5.2(h)
Hazardous Substance	5.1(m)(v)
Hook Share	4.1(b)
IDR Cancellation	Recitals
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)
Intervening Event	6.2(d)
IRS	5.1(h)(iii)
Knowledge	5.1(g)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Lien	5.1(b)(ii)
Material Contract	5.1(j)(i)(M)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)

Term	Section
Non-U.S. Benefit Plan	5.1(h)(vii)
Order	7.1(c)
Owned Real Property	5.1(k)(i)(A)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Paying Agent	4.2(a)
PBGC	5.1(h)(iv)
Permitted SunEdison Proposal	6.2(b)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3(a)
Recommendation Change Notice	6.2(d)
Release	5.1(m)(v)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(b)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Settlement Agreement	Recitals
Shares	Recitals
Solvent	5.2(i)
Specified Person	8.5(b)(ii)
Stock Plan	4.3(a)
Stockholders Meeting	6.4(a)
Subsidiary	5.1(a)
SunEdison	Recitals
SunEdison Bankruptcy Case	5.1(a)(I)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)
Termination Fee	8.5(b)(ii)
Terra LLC	Recitals
Terra LLC Operating Agreement	Recitals
Trade Controls Laws	5.1(s)(iv)
Uncertificated Share	4.1(a)
Voting and Support Agreement	Recitals